Exhibit 5.1
GIBSON, DUNN & CRUTCHER LLP
Lawyers
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

333 South Grand Avenue, Los Angeles, California 90071-3197
(213) 229-7000
www.gibsondunn.com
October 19, 2009

Direct Dial
(213) 229-7000
Fax No.
(213) 229-7520
Dole Food Company, Inc.
One Dole Drive
Westlake Village, California 91362
C 22695-00095

     Re:  Dole Food Company, Inc.
            Registration Statement on Form S-1 (File No. 333-161345)
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-1, File No. 333-161345, as amended (the “Registration Statement”), of Dole Food Company, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 41,072,250 shares (including shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) of the Company’s common stock, par value $0.001 per share (the “Shares”).
     We have examined the originals, or photo static or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against payment therefore, will be validly issued, fully paid and non-assessable.

Dole Food Company, Inc.
October 19, 2009

     This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP